Exhibit 99.1
PRESS RELEASE
Evergreen Solar Announces 2009 First Quarter Results
Devens Factory Production Sequentially Doubles to 18 MW
Marlboro, Massachusetts, April 30, 2009 — Evergreen Solar, Inc. (NasdaqGM: ESLR), a manufacturer of String Ribbon™ solar power products with its proprietary, low-cost silicon wafer technology, today announced financial results for the first quarter ended April 4, 2009.
“The capacity expansion of our Devens facility remains on the original schedule that we established in the summer of 2007,” said Richard M. Feldt, Chairman, CEO and President. “For the first quarter of 2009, we produced 18.2 MW, more than double the 8.5 MW that we produced in the fourth quarter of 2008, and we sold 17.3 MW at an average selling price of $3.13 per watt compared to $3.39 per watt for the fourth quarter of 2008.
“While we could meet our second quarter production goal of approximately 30 MW, softness in demand due to tight credit markets and uncertain economic conditions will likely result in production and sales volume of 20 MW to 25 MW,” continued Mr. Feldt.
“We still expect to have the capability to produce about 40 MW per quarter at Devens by the end of 2009 and achieve our target manufacturing costs of approximately $2 per watt at that production level,” Mr. Feldt concluded.
First Quarter 2009 Financial Results
Revenues for the first quarter of 2009 were $55.8 million, including $1.4 million of fees from our Sovello joint venture, compared to $44.2 million for the fourth quarter of 2008, including $3.1 million of fees and $22.9 million for the first quarter of 2008, including $4.7 million of fees.
Gross margin for the first quarter of 2009 was 1.2%, compared to 4.6% for the fourth quarter of 2008 and 33.6% for the first quarter of 2008. The decrease from last year was due to lower average selling prices and lower fees from Sovello.
Net loss for the first quarter of 2009 was $64.3 million, or $0.40 per share, and includes charges of $43.9 million for the write-off of our loan receivable and related interest from a future silicon supplier, $3.5 million of facility start-up costs for the second phase of Devens and Midland string factory, and $1.8 million of on-going costs associated with the closure of the Marlboro pilot facility.
Net loss for the fourth quarter of 2008 was $52.1 million, or $0.32 per share, and included charges of $23.1 million for the closure of the Marlboro pilot facility, $9.7 million of facility start-up costs for Devens and Midland and $8.0 million for the write-off of certain research and development equipment. Net loss for the first quarter of 2008 was $25,000.

Conference Call Information
Management will conduct a conference call at 5:00 p.m. (ET) today to review the Company’s first quarter financial results and highlights. The call will be webcast live over the Internet and can be accessed by logging on to the “Investors” section of Evergreen Solar’s website, www.evergreensolar.com prior to the event.
The call also can be accessed by dialing (877) 704-5378 or (913) 312-1269 (International) prior to the start of the call. For those unable to join the live conference call, a replay will be available from 8:00 p.m. (ET) on April 30 through 8:00 p.m. (ET) on May 7. To access the replay, dial (888) 203-1112 or (719) 457-0820 and refer to confirmation code 5600248.
About Evergreen Solar, Inc.
Evergreen Solar, Inc. develops, manufactures and markets String Ribbon™ solar power products using its proprietary, low-cost silicon wafer technology. The Company’s patented wafer manufacturing technology uses significantly less polysilicon than conventional processes. Evergreen Solar’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com. Evergreen Solar® and String Ribbon™ are trademarks of Evergreen Solar, Inc.
Safe Harbor Statement
This press release contains forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations or beliefs. Such forward-looking statements include, but are not limited to, those related to expectations regarding demand for product, selling prices, manufacturing costs, the capacity of our Devens facility and our ability to manufacture and sell our products. These statements are neither promises nor guarantees, and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, including risks associated with the company’s ability to successfully manufacture and sell its products; uncertainties related to government regulations, subsidies and incentives; risks from various economic factors such as credit market conditions, fluctuations in currency exchange rates and other risks and uncertainties identified in the company’s filings with the Securities and Exchange Commission. Evergreen Solar disclaims any obligation to update or revise such statements to reflect any change in company expectations, or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.
CONTACT:
Evergreen Solar, Inc.
Michael El-Hillow
Chief Financial Officer
investors@evergreensolar.com
Phone: 508-251-3311

Evergreen Solar, Inc. (Nasdaq: ESLR)
Condensed Consolidated Statements of Operations (a)
(in thousands, except per share data)
(Unaudited)

	Quarter Ended
	March 29,	April 4,
	2008	2009

Product revenues	$18,259	$54,439
Royalty and fee revenues	4,688	1,367

Total revenues	22,947	55,806
Cost of revenues	15,231	55,122

Gross profit	7,716	684

Operating expenses:
Research and development	4,943	4,446
Selling, general and administrative	4,992	6,376
Write-off of loan receivable from silicon supplier	—	43,882
Facility start-up	3,419	3,459
Restructuring charges	1,862	1,792

Total operating expenses	15,216	59,955

Operating loss	(7,500)	(59,271)

Other income (expense):
Foreign exchange gains (losses), net	3,814	(699)
Interest income	3,027	2,213
Interest expense	(316)	(5,380)

Other income (expense), net	6,525	(3,866)

Loss before equity income (loss) from interest in Sovello AG	(975)	(63,137)
Equity income (loss) from interest in Sovello AG	950	(1,152)

Net loss	$(25)	$(64,289)

Net loss per share:
Basic	$(0.00)	$(0.40)
Diluted	$(0.00)	$(0.40)

Weighted average shares used in computing basic and diluted net loss per share:
Basic	108,816	161,888
Diluted	108,816	161,888

(a)	On January 1, 2009, the Company adopted FSP No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” concerning convertible debt accounting and FSP EITF 03-6-1 “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities” concerning the calculation of earnings per share. These rules require restatement of prior periods to conform to current accounting.

Evergreen Solar, Inc. (Nasdaq: ESLR)
Condensed Consolidated Balance Sheets (a)
(in thousands, except share data)
(Unaudited)

	December 31,	April 4,
	2008	2009
Assets
Current assets:
Cash and cash equivalents	$100,888	$56,868
Marketable securities	76,621	2,684
Accounts receivable, net of allowances for doubtful accounts	35,458	47,470
Due from Sovello AG	1,949	2,370
Inventory	23,500	29,771
Prepaid cost of inventory	11,696	13,903
VAT receivable, net	1,474	1,716
Other current assets	7,684	7,851

Total current assets	259,270	162,633

Investment in and advances to Sovello AG	115,553	124,086
Restricted cash	212	206
Deferred financing costs	6,152	5,806
Loan receivable from silicon supplier	41,757	—
Prepaid cost of inventory	172,193	165,251
Fixed assets, net	406,191	440,808
Other assets	3,579	400

Total assets	$1,004,907	$899,190

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$62,652	$45,245
Due to Sovello AG	22,840	3,529
Accrued employee compensation	6,451	3,801
Accrued interest	7,392	3,236
Accrued warranty	1,182	1,452

Total current liabilities	100,517	57,263

Senior convertible notes	373,750	373,750
Debt discount	(62,219)	(59,374)
Deferred income taxes	9,776	9,416

Total liabilities	421,824	381,055
Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized, 164,874,850 and 164,952,098 issued and outstanding at December 31, 2008 and April 4, 2009, respectively	1,649	1,650
Additional paid-in capital	803,491	805,510
Accumulated deficit	(223,687)	(287,976)
Accumulated other comprehensive income (loss)	1,630	(1,049)

Total stockholders’ equity	583,083	518,135

Total liabilities and stockholders’ equity	$1,004,907	$899,190

(a)	On January 1, 2009, the Company adopted FSP No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement).” The rule requires restatement of prior periods to conform to current accounting.